EXHIBIT 10.7

The following is a summary of the terms of an unsigned and therefore oral agreement pursuant to which the parties conducted a business relationship from September 30, 2013, to June 18, 2014

EXCLUSIVE DISTRIBUTION AGREEMENT

Producer-Wholesaler Agreement

THIS MASTER SALES AGREEMENT ("Agreement") is entered into on September 30, 2013, by and between MEDX BRAND MEDTAINER, INC., located at 912 Maertin Lane, Fullerton, CA 92831, a corporation established under the laws of California, (hereinafter called the "Producer") and TSD Worldwide, Inc., located at 9716 Alburtis Avenue, Santa Fe Springs, CA 90670, a corporation established under the laws of California hereinafter called the "Distributor").

WHEREAS, Producer is a producer of advanced, high-quality medical equipment and technological products and, subject to the terms of this Agreement, wishes to export and grant Distributor the exclusive right to import, the exclusive right to wholesale such products in the U.S.A., and the exclusive global rights to distribute in and to ALL International countries and markets; and

WHEREAS, Distributor desires to obtain such exclusive right to import, the exclusive right to wholesale Producer's products in the U.S.A., and the exclusive right to wholesale to ALL International countries and markets subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties as hereinafter more fully set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, hereby agree as follows:

Article 1 (Purposes)

The purposes of this Agreement are to grant the Distributor the exclusive right to import, the exclusive right to wholesale in the U.S.A. and the exclusive global right to distribute to ALL International countries and markets as well as to stipulate basic matters to be included in sales agreements between the Producer and the Distributor with regard to such products of the Producer.

Article 2 (Products)

The products to be sold by Producer to Distributor under this Agreement shall be certain products designated from time-to-time by Producer which the Producer manufactures and are exclusively intended both the U.S.A. and the International Global markets (hereinafter called the "Products"). The specific items of the Products will be separately designated by the Producer.

Article 3 (Grant of Exclusive Selling Right)

(1) The Producer hereby grants the Distributor the exclusive right to sell the Products in the U.S.A. (hereinafter called the "Selling Right").

(2)	Subject to the terms and conditions of this Agreement, the Selling Right granted by Producer to Distributor hereunder shall be an exclusive appointment for the sale and of the Producer's Products in the U.S.A.
(3)	The Producer and Distributor may review sales within the Territory annually and set goals that are agreed upon by both parties.
(4)	The relationship between the parties hereto shall be the relationship between a Producer and Distributor, and both parties mutually acknowledge that the Distributor is not an agent of the Producer.

Article 4 (Appointment of Sales Tie-Up Company)

(1)	The Producer has appointed TSD Distribution (hereinafter called "TSD") to appoint and coordinate with other mutually agreed upon national distributors (hereinafter called "Wholesaler"), having a nationwide sales network in the U.S.A., as a tie-up company which shall provide cooperation to the Distributor with respect to its sales activities under this Agreement.

(2)	The Distributor will sell the Products wholesale to other mutually agreed upon Wholesalers and promote other mutually agreed upon Wholesaler sales activities, and concurrently, the Distributor will be directly engaged in sales activities in the ALL markets and States in the U.S.A. Distributor shall cooperate as reasonably necessary with other mutually agreed upon Wholesalers with respect to sales activities in the U.S.A.

Article 5 (Obligations of the Distributor and Producer)

In consideration for the grant of the Selling Right, the Distributor shall have the following obligations to the Producer for the purposes of the promotion and development of the sale of the Products in the U.S.A.

a)	The Distributor shall exert its best efforts to introduce the Products into the U.S.A. and also develop new customers in the U.S.A.;
b)	The Distributor shall maintain a qualified sales organization to properly promote, demonstrate and sell the Products and call on customers and potential customers in the U.S.A.;
c)	The Distributor should provide the following information upon request of the Producer or when otherwise necessary in Producer's discretion:
(i)	Any and all useful information with regard to the sale of the Products in the U.S.A.; including market trends and competitors' situations;
(ii)	Inventory, sales figures and sales forecasts for the Products;
(iii)	Actual and planned sales activities of the Distributor;
(iv)	Any and all complaints received in connection with the Products; and
d)	The Distributor shall advertise the Products as well as the Distributor's brand by way POS material. Funding for POS material, special marketing programs, contests, incentives, depletions, wine tastings, trade shows, trips, advertising, etc. shall be the responsibility of the Producer. It is the Distributor's responsibility to work within the Producer's budget for these items and obtain written approval from the Producer prior to any such funding.
e)	The Distributor shall acquire any necessary import licenses as well as any other licenses and permits required by the relevant authorities;
f)	The Distributor shall exert its best efforts at all times to support and maintain close and good communications between the Producer and customers in the U.S.A.;
g)	The Distributor shall not make any representation, warranty, promise or do any other any other acts which would be binding upon the Producer; and
h)	The Distributor shall comply with all applicable laws and regulations in connection with the importing, wholesale, marketing, and sale of the Producer's Products and refrain from engaging in any illegal, unfair or deceptive trade practices, or any practice that would reflect unfavorably on Producer.
i)	The Producer agrees to make available to the Distributor a reasonable supply of marketing materials and Product samples, where legal, to be used within the Territory. All such material and samples are to be the expense of the Producer. Producer shall assume shipping costs incurred by Distributor to distribute such samples and marketing materials.

Article 6 (Individual Sales Agreements)

(1)	An individual sales agreement concerning the Products shall come into effect when the Distributor delivers to the Producer a purchase order in a form designated by the Producer and the Producer sends a written confirmation of such order to the Distributor.
(2)	During the term of this Agreement, the Producer may, at time to time, discontinue the sale of any Products, or portions thereof, including, without limitation, changing the manner of sale, content and packaging of the Products. Notwithstanding the foregoing, the Producer may, depending on circumstances, be obliged to change or repurchase Products previously sold to the Distributor.

Article 7 (Prices)

(1)	The prices of the Products will be either CIF prices or FOB prices, and the actual prices at which the Distributor will purchase products from the Producer will be determined by consultation between both parties hereto.
(2)	Payment for the Products will be made by Distributor in U.S. Dollars, and the actual manner of payment will be determined by consultation between both parties hereto.
(3)	The quantity of the Products in an order per individual sales agreement shall, in principle, be on a per pallet basis; however, in the event of transition and expansion of sales of Products in the relevant markets, the parties hereto may consult with one other and change such quantity to a case basis or container basis based upon mutual agreement.
(4)	With respect to sales of Products from Producer to Distributor, separate prices shall apply with respect to case-based prices, pallet-based prices, and container-based prices.
(5)	Any matters determined pursuant to the preceding Paragraph (4) will be confirmed in a separate written agreement by both parties hereto.

Article 8 (Delivery Conditions)

(1)	The Producer will deliver the Products as stipulated in the individual sales agreements to the Distributor in the U.S.A. Both parties hereto shall be bound by such individual sales agreements.
(2)	Unless otherwise specified in the individual sales agreements, the Producer will pack the Products in accordance with normal commercial practice.
(3)	A small mixed-loading shall be used for shipping in the event the mode of delivery is by case or pallet loading, and a dry van shall be used for shipping in case the mode of delivery is by container loading.

Article 9 (Transfer of Ownership)

Ownership and title to the Products will transfer from the Producer to the Distributor when the prices of the relevant Products have been fully paid by Distributor as provided herein.

Article 10 (Payment)

The Distributor shall pay the prices of the Products to the Producer in accordance with the following:

a) Date of Invoice and Payment Due Date

Producer's invoice shall be prepared as of when the receipt of the product is made at the distributor. Payment for the product shall be made 15 days after the receipt of the invoice from the Producer. If the due date is a bank holiday, then the payment shall be made on the relevant bank's following business day.

b) Manner of Payment

Payment shall be made by way of wire transfer to the following accounts designated by the Producer, with Distributor responsible for the payment of any and all wire transfer fees.

Bank:	Bank:

Branch:	Branch:

Account Type:	Account Type:

Account Number:	Account Number:

Account Holder:	Account Holder:

Article 11 (Limited Warranty against Defects)

(1)	Subject to the terms of this Agreement, Producer warrants that the Products provided hereunder will be prepared in a good, workmanlike manner with the requisite skill.
(2)	Upon delivery of the Products, the Distributor will immediately inspect same. Written notice to Producer within one week after said delivery date for any defects found in the inspection of delivered Products.
(3)	If the notice set forth in the preceding Paragraph is given, the Producer will examine the Products at issue. In case the defect notified by the Distributor is confirmed, both parties will take appropriate actions in order to make an appropriate settlement, unless the cause of said defect is attributable to the Distributor, in which case Producer shall have no responsibility or liability whatsoever.
(4)	If the Producer does not receive any notice from the Distributor during the period stipulated in the above Paragraph (2) of this Article 12, the warranty period of the Products will expire. Subsequently, the distributor may make claims against the Producer concerning the defects of the Products.
(5)	In the course of the reselling of the Products in the U.S.A., the Distributor, in any event, shall not warrant the Products on behalf of the Producer without the prior written consent of the Producer.
(6)	IN NO EVENT SHALL THE DISTIRBUTOR BE LIABLE. IF LIABILITY ON BEHALF OF THE PRODUCER'S LIMITED WARRANTY, DISTRIBUTOR MAY ASSERT CLAIM FOR SPECIAL, INCIDENTAL, COMPENSATORY, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, CLAIMS INVOLVING LOSS OF PROFITS.

Article 12 (Product Liability)

(1)	In the event it is discovered that any Products contain any defect which causes, or can cause, damage to any persons in a way which could give rise to liability under applicable product liability statutes, the party hereto which first becomes aware of same shall immediately give written notice to the other party hereto.
(2)	In the event it is conclusively proven in a court of competent jurisdiction that a product defect as described in Paragraph (1) above is attributable solely to the Producer, the Producer will be responsible to make compensation for any damages arising from such Product defect of the Products pursuant to applicable law.

Article 13 (Advertising Costs)

(1)	In the course of the advertising activities set forth in Item (d) of Article 5 of this Agreement, the Producer shall reimburse the Distributor for reasonable costs of printing and distributing advertisements, as well as other reasonable advertising costs which are actually incurred by the distributor and have been approved by the Producer in writing in advance. Notwithstanding the foregoing, Producer shall pay such advertising costs only to the extent that the Producer's payment of such costs is deemed to qualify as a company business expense under the state and federal tax acts.
(2)	With regard to the provisions of the preceding Paragraph, the Distributor shall, send the Producer an itemized statement of advertising costs which are actually paid during the relevant month, along with supporting documents for the respective itemized costs.
(3)	The Producer shall pay the Distributor by remittance of the amount payable pursuant to the provisions of the preceding two Paragraphs within one month after receiving the itemized statement of advertising costs described in the preceding Paragraph.
(4)	Both parties hereto shall have a semiannual discussion regarding the annual budget for advertising costs stipulated in this Article. Prior to such discussion, the Distributor shall prepare a written sales activity plan for the following half year and submit same to the Producer. Distributor is an independent contractor in relation to Producer, solely and exclusively responsible for its own acts at all times. Distributor is not authorized to assume or create obligations of any kind on behalf of Producer, or to accept service of legal process of any kind addressed to or intended for Producer, or to bind Producer in any respect whatsoever.

Article 15 (Trademark License)

(1)	During the period of Distributor's performance under this Agreement as stipulated herein, and in connection with Distributor's sales activities in the U.S.A., the Producer will grant the Distributor a limited, nontransferable, royalty-free license to use the Producer's trademarks, including MedX Brand's Medtainer as well as trade names (hereinafter called the "Trademarks") for the Distributor's sales promotion items, printing materials and business cards, in order to demonstrate that the Distributor has the exclusive right to sell the Products in both the U.S.A. and International countries and markets.
(2)	The Distributor acknowledges that any and all ownership rights in and to the Trademarks belong solely to the Producer, and Distributor will not register, or attempt to register, any trademarks and marks identical or similar to the Trademarks in connection with any products and services in the U.S.A. or elsewhere.
(3)	When the Distributor uses the Trademarks pursuant to the provision of the preceding Paragraph, the Distributor shall give the Producer prior written notice of the specific manner of use.
(4)	In the event the Producer grants Distributor the approval set forth in the preceding Paragraph, the Producer provides the Distributor with instructions and restrictions with respect to the manner of use of the Trademarks, and the Distributor agrees to comply with any such instructions and restrictions provided by Producer.
(5)	The Producer may cause the Distributor to discontinue the use of the Trademarks if the Distributor violates the provision of the preceding Paragraph or Producer otherwise determines that the Distributor's use of the Trademarks is inappropriate or undesirable.
(6)	Distributor shall not remove or obscure any Trademarks affixed to the Products or the packages thereof
(7)	In the event of termination or cancellation of this Agreement for whatever reason, the licenses granted to Distributor hereunder shall immediately and automatically terminate, and the Distributor shall forthwith discontinue any and all use of the Trademarks. In addition, any Trademarks affixed to the Distributor's equipment shall be immediately removed at the Producer's expense, and any Trademarks affixed to any catalogs and other printed materials shall be, as instructed by the Producer, either returned to the Producer or disposed of at the Producer's expense.
(8)	In the event the Trademarks are, or are likely to be, infringed by any third party in the U.S.A. or in International countries, the Distributor shall give immediate notice to the Producer regarding same and cooperate fully with Producer as required to stop such infringement.
(9)	In addition, Distributor shall not engage in or allow any gray market goods or parallel wholesale of goods bearing the Trademarks into both the U.S.A. and International markets, and in the event Distributor becomes aware of any such gray market goods or parallel wholesale of goods bearing the Trademarks coming into the U.S.A. or International markets, Distributor shall give immediate notice to the Producer regarding same and cooperate fully with Producer as required to stop same.

Article 16 (Confidentiality)

(1)	During the term of this Agreement and thereafter, neither party hereto shall, without the approval of the other party hereto, disclose or leak to any third parties any trade secrets or confidential information of the other party hereto, which are received in connection with this Agreement, including, without limitation, confidential Product information, technical and business materials and information, financial data, customer information, business policies or practices, and information received from others that either party is obligated to treat as confidential.
(2)	Notwithstanding the foregoing, the above Paragraph (1) shall not apply in any of the following cases.
(i)	If the information is public domain or became public domain other than by fault of the Producer or the Distributor.
(ii)	If the information was independently developed by the Producer or the Distributor in a manner entirely unrelated to the business contemplated under this Agreement.
(iii)	If the Producer or the Distributor legitimately acquired the information from a third party without a duty of confidentiality.

Article 17 (Default Events and Termination of Agreement)

(1) In the event of any of the following events occasioned by the Distributor, the Distributor will pay the full amount of the relevant liabilities to the Producer. In addition, in such events, the Producer may terminate, in whole or in part, this Agreement and/or the individual sales agreements with thirty-day written notice to the Distributor:

(i)	Breach of any provision of this Agreement or any individual sales agreement;
(ii)	Suspension of payment or insolvency;
(iii)	Dishonor of a bill or a check which was issued or endorsed by the Distributor;

(iv)   Attachment, provisional attachment, provisional disposition, petition for court auction, disposition for tax delinquency, and any other disposition by a governmental authority;

(v)     Petition against the Distributor of, or petition by the Distributor for, bankruptcy, civil rehabilitation, corporate reorganization, special liquidation, and other similar insolvency procedures;

(vi)   Abolition of the company's business; Relevant authorities issue a business suspension order, or cancel the company's business licenses and permits required for the company's business;

(vii)  Producer hereby agrees to indemnify, defend and hold buyer harmless from any third party suit, claim or other Legal Action to the extent such liability, damage, cost or losses are attributable to (i) the breach by the Producer; (ii) the negligence of Producer or any of its agents; (iii) the failure of Producer to comply with all applicable federal or state laws, rules and regulations in performing its duties or discharging its responsibilities under this Agreement; provided however, nothing herein shall require Producer to indemnify Distributor for damages caused by Distributor's own negligence or misconduct.

Article 18 (Late Payment)

In the event that the Distributor fails to execute full payment of any Producer invoices and/or other liabilities under this Agreement or the individual sales agreements by the relevant due date, the Distributor shall pay the Producer a late charge accruing at the rate of 10% per annum from the day following the original due date until the completion of full payment. The same 10% applies for all late and outstanding Producer chargebacks.

Neither party will be liable for nonperformance or delay in performance due wholly or partly to any cause not in its control or not avoidable by any reasonable diligence, except for the obligation to pay any amounts due and owing hereunder.

Article 19 (Contract Term)

(1)	The term of this Agreement shall be one year commencing on November 1, 2013.
(2)	There will be performance reviews quarterly and annually. Please see the performance guideline in the addendum.

(3)     This Agreement shall be automatically renewed for an additional two year term, if neither party hereto gives the other party hereto written notice of at least one month prior to the end of the contract term of such party's intention not to renew this Agreement and the same shall apply to any subsequent renewals of this Agreement.

(4)     If any individual sales agreement remains unperformed upon termination of this Agreement, the provisions of this Agreement shall apply to such individual sales agreement. Notwithstanding the foregoing, in the event of expiration or termination of this Agreement for any reason, both Distributor and Producer shall mutually agree to cancel or terminate any outstanding individual sales agreements.

Article 20 (Termination During Contract Term)

In addition to termination of this Agreement pursuant to Article 18 hereof, During the contract term set forth in the preceding Article, either party hereto may, with liability and penalties (accruing length of contract term) to the other party hereto, terminate this Agreement by giving such other party hereto a minimum of three months written notice.

Article 21 (Arrangements Upon Termination of Agreement)

(1)	In case this Agreement is terminated or cancelled for any reason, the Exclusive Selling Right as well as any and all licenses granted to Distributor pursuant to this Agreement shall immediately and automatically terminate, and the Distributor will not subsequently act in any manner which would suggest that that the Distributor still has the Exclusive Selling Right or any of the licenses granted hereunder.
(2)	The Producer shall repurchase the inventory of the Products held by the Distributor for prices not exceeding the original purchase prices the Distributor paid to the Producer, to the extent that such Products are in good quality and have marketability. This provision, however, shall oblige the Producer to repurchase the Products from the Distributor before transferring to another.

Article 22 (Mediation)

If any disputes or differences of opinion as to the interpretation of this Agreement should arise, the parties shall in good faith resolve the issues and, if necessary, submit the matter to mediation, prior to proceeding with legal action.

Article 23 (Entire Agreement)

This Agreement, together with all attachments hereto, constitutes the entire agreement between the parties with respect to the subject matters hereof and supersedes any and all previous agreements, memoranda or other understandings of the parties. This Agreement may be amended only by a writing signed by authorized representatives of both parties hereto.

If any provision of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals by authorized representatives of the parties hereto, with each party retaining one original hereof.

Date: October 5, 2013

"Producer"

D & C Distributors INC.

(912 Maertin Lane, Fullerton, CA 92831)